Graham, Curtin & Sheridan

                           A Professional Association
                              4 Headquarters Plaza
                                  P.O. Box 1991
                        Morristown, New Jersey 07962-1991
                              Phone: (201) 292-1700
                               Fax: (201) 898-0107







                                                   March 14, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      GlenGate Apparel, Inc.
                  Registration on Form SB-2

Dear Sir/Madam:

         On behalf of GlenGate Apparel, Inc. (the "Company"), in connection with the registration of 1,250,000 shares of common stock, par value $.0001 per share, of the Company, we transmit herewith for filing with the Securities and Exchange Commission (the "Commission"), in electronic format via EDGAR, the Company's registration statement on Form SB-2, with exhibits.

         A wire transfer in the amount of $355.11 for payment of the applicable filing fee for the Registration Statement was made to, and the full amount was deposited at, the Commission's designated lock box at Mellon Bank in Pittsburgh, Pennsylvania.

         Please  feel  free  to call  me if you  have  any  questions  at  (201)
292-1700.

                                                     Very truly yours,



                                                     KENNETH W. VEST

KWV:kcd
Enclosure






As filed with the Securities and Exchange Commission on March 14, 1997
                                                           Registration No. 333-



                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ------------
                             GLENGATE APPAREL, INC.
                 (Name of small business issuer in its charter)

New Jersey                          2329                                     22-3266971
(State or jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)             Identification No.)



                              207 Sheffield Street
                         Mountainside, New Jersey 07092
                                 (908) 518-0006
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                George J. Gatesy
                                    President
                             GlenGate Apparel, Inc.
                              207 Sheffield Street
                         Mountainside, New Jersey 07092
                                 (908) 518-0006
            (Name, address and telephone number of agent for service)
                                  -------------

                                  With Copies To:
           Kenneth W. Vest, Esq.                   James P. Jalil, Esq.
        Graham, Curtin & Sheridan                Shustak, Jalil & Heller
       A Professional Association                  545 Madison Avenue
         4 Headquarters Plaza                    New York, New York 10022
     Morristown, New Jersey 07962                    (212) 688-5900
            (201) 292-1700

                                  -------------
        Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.
                                  -------------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering.|_|________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering.|_|________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                         CALCULATION OF REGISTRATION FEE

Title of each class of securities to be     Amount to be registered   Proposed maximum       Proposed maximum      Amount of

                                                                      share(1)               price


         Common Stock, $.001                      1,250,000              $0.9375               $1,171,875               $355.11
             par value

(1) Estimated solely for the purpose of computing the amount of the registration fee and based upon the average of the high and low sale prices reported on the National Association of Securities Dealers Automated Quotation National Market System on March 10, 1997.
                                 ---------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            GLENGATE APPAREL, INC.

              Cross-Reference Sheet Showing Location in Prospectus
                 of Information Required by Part I of Form SB-2

                  Form SB-2 Registration
                Statement Item and Heading               Location in Prospectus

1.   Front of Registration Statement and Outside
     Front Cover Page of Prospectus.....................Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus.........................................Inside Front Cover Page;
                                                        Outside Back Cover Page

3.   Summary Information and Risk Factors.......Prospectus Summary; Risk Factors

4.   Use of Proceeds.........................Prospectus Summary; Use of Proceeds

5.   Determination of Offering Price....................Outside Front Cover Page

6.   Dilution   ..................................................*

7.   Selling Security Holders................................Selling Shareholder

8.   Plan of Distribution...................................Plan of Distribution

9.   Legal Proceedings..............................Business - Legal Proceedings

10.  Directors, Executive Officers, Promoters and
      Control Persons.................................................Management

11. Security Ownership of Certain Beneficial Owners
     and Management.........................Voting Security Ownership of Certain
                                                Beneficial Owners and Management

12.  Description of Securities ........................Description of Securities

13. Interests of Named Experts and Counsel................Legal Matters; Experts

14. Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities..................................*

15. Organization Within Last Five Years.....................Certain Transactions

16. Description of Business.............................................Business
17. Management's Discussion and Analysis or
     Plan of Operation     ..........................Management's Discussion and
                                                Analysis of Financial Condition
                                                 and Results of Operations

18. Description of Property..................................Business - Property

19. Certain Relationships and Related Transactions..........Certain Transactions

20. Market for Common Equity and Related
     Stockholder Matters.....................Market for the Company's Securities

21. Executive Compensation............................................Management

22. Financial Statements

23. Changes in and Disagreements with Accountants on
     Accounting and Financial Disclosure............................*


-----------------------
*Not applicable

                 SUBJECT TO COMPLETION, DATED ____________, 1997


                                   PROSPECTUS

                                                               1,250,000 Shares

                             GLENGATE APPAREL, INC.
                                  Common Stock

                 This Prospectus relates to the offer and sale by a certain shareholder (the "Selling Shareholder") of GlenGate Apparel, Inc. (the "Company") of up to 1,250,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of the Company. The shares of Common Stock are being offered hereby for the account of the Selling Shareholder. No shares of Common Stock are being offered by the Company hereunder. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder. See "Selling Shareholders" and "Plan of Distribution."

                 The Common Stock may be offered by or for the account of the Selling Stockholders from time to time on the NASDAQ Electronic OTC Bulletin Board or in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution."

                 The Company is traded in the over-the-counter market and is quoted on the NASDAQ OTC Bulletin Board under the symbol "GLNN". On March 10, 1997 the last reported sale price for the Common Stock as quoted on the NASDAQ OTC Bulletin Board was $0.9375 per share.

                              --------------------

                 The Shares being offered hereunder previously were acquired by the Selling Shareholder directly from the Company in private transactions. Such Shares were issued to it without registration under the Securities Act of 1933 (the "Securities Act") pursuant to the private offering exemption thereunder.

                             See "Risk Factors" for  information  that should be
considered by prospective investors.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                   Price to Public             Underwriting    Proceeds to      Proceeds to Selling
                                               Discounts and   Company          Shareholder(1)
                                               Commissions

Per Share          0.9375                      - 0 -           - 0 -            0.9375

Total              $1,171,875                  - 0 -           - 0 -            $1,171,875


         (1) Expenses of this offering, to be paid by the Selling Shareholder, include the following: SEC registration fee of $355.11, estimated legal fees and expenses of $50,000, estimated accounting fees and expenses of $10,000, estimated Blue Sky fees and expenses of $5,000 and other estimated miscellaneous expenses associated with the issuance and distribution of the Shares of $1,645.00.


                           --------------------------
               The date of this Prospectus is _____________, 1997

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  Risk Factors

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                   The Company

     GlenGate Apparel, Inc., a New Jersey corporation, was incorporated in the State of New Jersey on November 8, 1993. The Company is engaged in the design and production of golf apparel marketed under the GlenGateTM label. The Company's primary products consist of men's knit cotton shirts and sweaters and woven cotton slacks and shorts. The Company's products are sold primarily to public and private golf course pro shops and resorts domestically through regional sales vice presidents and independent sales representatives and internationally through licensed distributors.

     The Company's executive offices are located at 207 Sheffield Street, Mountainside, New Jersey 07092 and its telephone number is (908) 518-0006.

                                  The Offering

Common Stock offered
By the Selling Shareholder......................................1,250,000 shares

Common Stock Outstanding........................................8,113,932 shares

Use of proceeds.....................................The Company will not receive any of the proceeds from the
                                                    sale of the Shares by the
                                                    Selling Shareholder.  See
                                                    "Use of Proceeds."

NASDAQ OTC Bulletin Board symbol.........................................."GLNN"

                                  RISK FACTORS


     An investment in the Shares being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing Shares offered by this Prospectus.

History of Losses; Accumulated Deficit

     The Company has incurred net losses of $440,566 and $1,449,291 and $1,425,522 for the three months ended December 31, 1996 and the years ended September 30, 1996 and September 30, 1995, respectively, and had an accumulated deficit of $3,713,557 at December 31, 1996. See the Company's financial statements included elsewhere in this Prospectus.

Limited Available Capital; Significant CapitalRequirements; Need for Additional Financing

     The Company's capital requirements have been and will continue to be significant. The Company has been substantially dependent upon private placements of its equity securities, and from time to time, on short term loans from its officers, directors and stockholders to fund requirements. See "Certain Transactions". In order for the Company to sustain its current growth patterns and meet its interim working capital requirements, it will require additional funding in 1997, including the replacement of its credit facility to be more consistent with the capital needs during its initial period of growth. Management has initiated discussions for additional growth capital to coincide with its current needs. In the event that additional capital is not acquired, revenues and operating results would be adversely affected. In addition, the Company does not have a commercial bank credit facility and depends significantly upon a credit arrangement with a lender to fund its operation. Under this arrangement, the lender makes advances to the Company of up to the lesser of $3,000,000 or 85% of qualifying receivables and interim temporary financing available between October 1, 1996 and April 30, 1997 of 50% of eligible finished goods inventory to a maximum of $750,000 of availability. The Company pays interest on such advances. Advances are in the sole discretion of the lender, and the lender may cease in making advances for any reason, including if it deems itself insecure. On February 24, 1997, the lender notified the Company that it intends to terminate the credit arrangement effective April 30, 1997. Prior to such notification the Company had initiated discussions to replace the existing lender. Management continues such discussions as part of the pursuit of additional growth capital to coincide with its current needs. No assurances can be made that the Company will be able to obtain alternate financing or that such financing will be available on terms acceptable to the Company.

Competition

     The golf apparel business is highly competitive, both within the United States and abroad. The Company competes not only with other distributors of golf apparel sold at pro shops and resorts, but also with manufacturers and distributors of apparel suitable for other sports, recreation, or general casual wear sold in department and specialty stores. Competitive factors include quality, price, style, design, creativity, consistency, availability of shelf space, and service. Among the Company's competitors are companies with substantially greater experience, financial resources, manufacturing capabilities, and/or name recognition than the Company, the most significant competitors including Ashworth, Polo/Ralph Lauren, Izod and Sport-Haley.
Increased competition in the golf apparel market from these manufacturers or others could result in price reductions, reduced margins or loss of market share, all of which could have a material adverse effect on the Company's results of operations and financial condition. Accordingly, there can be no assurance that the Company will be able to compete successfully with other companies. See "Business".

Forecasting and Scheduling

     The Company must forecast sales of each of its products and establish production schedules based on its forecasts in order to build sufficient inventory in a timely fashion to avoid significant delays in delivery of finished goods to its customers. The Company utilizes feedback received from the two major golf industry trade shows held in January and September each year to redefine the product lines and corresponding forecasts. If the Company misjudges the market for a particular line, the Company could be faced with either excessive or insufficient inventory. Furthermore, a casualty or other business interruption could disrupt the Company's production and delivery schedules. Any such misjudgment or business interruption could have a material adverse effect on the Company and its business. In addition, quarterly results may be affected by the seasonality of the Company's business. See "Business".

Seasonality

     The Company's business is seasonal, with the highest sales volume expected in the period from February through July and the lowest sales volume in the period from November through January. The Company's operating results could vary significantly from period to period. Significant variations in the Company's sales volume may adversely affect the operating results if the Company is unable to proportionately reduce its expenses in a timely manner.

Availability of Raw Materials

     The Company relies upon mills and suppliers to deliver fabric and trim on time and according to specifications. Significant delivery delays or delivery of a substantial amount of defective fabric or trim could have a material adverse effect upon the scheduling of production and consequently the Company's ability to make timely delivery of products to its customers. See "Business".

Dependence on Outside Contractors

     The Company has entered into agreements with third party domestic manufacturers for cutting and sewing. If for any reason these manufacturers cannot deliver according to contract, this will create a short term adverse effect and, potentially, a long term adverse effect if new manufacturers are not sought out and obtained. For this reason, the Company has generally followed a policy of diversifying production among its manufacturers while maintaining sufficient production at each to remain a significant purchaser from each manufacturer.

Limited High-End Market

     The Company targets distribution of its golf apparel toward quality golf professional shops, country clubs and resorts. Of the estimated 14,000 United States golf professional shops, the Company has currently targeted approximately 3,500 of such shops as the Company's target customer base. Because the Company currently distributes its apparel to approximately 1,400 high quality golf professional shops, the domestic market for distribution of the existing apparel lines may be limited. High quality sportswear and general leisure wear, being similar to golf apparel, can be purchased from a variety of sources including department stores, sporting goods stores, catalog retailers and other retail outlets. Customers seeking to purchase high quality sportswear may elect to purchase apparel from any of these sources, thus creating competition for discretionary consumer spending. The Company has elected to restrict sales of its apparel to high quality golf professional shops, thereby foregoing other retail distribution channels which account for a high percentage of sales of high quality sportswear. The reliance on a limited high-end market could inhibit the Company's future growth or profitability.

Product Design and Changes in Fashion Trends

     A major factor in the Company's future success is its ability to design golf apparel that is accepted by the golfing consumer. The Company is therefore dependent upon its design team and marketing staff to design apparel that is favorably accepted by the ultimate consumer. The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. For this reason, members of the Company's design team attend the golf industry's principal trade shows during each design cycle to discuss and consult with customers concerning current retail trends. The Company attempts to minimize the risk of changing fashion trends and product acceptance by closely monitoring retail sales products, or if the Company otherwise misjudges the market for its product lines, it may be faced with a significant amount of unsold finished goods inventory or other conditions which could have a material adverse effect on the Company. See "Business".

Liquidity and Capital Resources

     The Company's working capital requirements continue to increase with the growth of its sales. The proceeds from the Company's initial public offering in 1994 and warrant and private placement offering in 1995 and 1996 have been used for the development of the Company's business as set forth in the Prospectus and private placement documents relating thereto. While the Company currently anticipates having net positive cash flow from operations for fiscal 1997, there can be no assurance that net positive cash flow will be achieved. Interim working capital requirements are expected to be funded utilizing availability under the credit facility agreement signed in September 1996 and a replacement facility which the Company is currently pursuing. In the event the Company requires funds in addition to those available under the current credit facility and a replacement credit facility, management believes that such funds would be available from offerings of Common Stock, from the exercise of stock options, additional loans from stockholders and other loans or investments in the Company by third parties in sufficient amounts to permit it to conduct its operations. Future events, including the problems, expenses, difficulties and delays encountered in connection with a new business and the competitive environment in which the Company operates, may lead to cost overruns that could make the Company's sources or working capital insufficient to fund the Company's planned operations. No assurance can be given that the Company will be able to obtain such funds or that the terms thereof will be acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Dependence on Key Personnel

     The success of the Company is dependent upon the services of George J. Gatesy and Peter J. Kostis. The loss of the services of George J. Gatesy or Peter J. Kostis could have a material adverse effect on the Company and its business. Moreover, the Company may require the services of additional executive personnel. Although the Company is the beneficiary of a $5,000,000 Key Man Life Insurance Policy on the life of Mr. Gatesy (of which $1,000,000 is designated to replace the loss of Mr. Gatesy's services to the Company in the event of his death), there can be no assurance that the Company will be able to replace the loss of any of its key personnel or hire additional qualified personnel. See "Management".

Trademark

     The Company sells and markets its products under the GlenGateTM trademark. The Company obtained registration of the GlenGateTM name with the United States Patent and Trademark Office in 1994. Registration on the Principal Register constitutes constructive nationwide notice of the Company's claim of ownership of the trademark and creates a refutable presumption of the Company's exclusive right to the trademark. Although the Company believes that it will have the exclusive right to use the trademark for the United States and overseas markets in which it is granted registration, there can be no assurance that the Company will be able successfully to protect the trademark from conflicting uses or claims of ownership. See "Business".

Shares Eligible for Future Sale

     As of the date of this Prospectus, a total of approximately 2,050,000 shares of the Company's outstanding Common Stock (not including the Shares offered hereby) are "restricted securities" and, in the future may be sold from time to time in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Among other things, Rule 144 provides that persons holding restricted securities for a period of two years or more may sell, in brokers' transactions every three months, an amount equal to the greater of 1% of the Company's outstanding Common Stock or the average weekly reported volume of trading in such securities on all national securities exchanges during the preceding four calendar weeks. Further, non-affiliates may sell restricted stock after three years without regard to this volume limitation. The possibility of such sales under Rule 144, and the sale of such shares in the future, could have a depressive effect upon the market price of the Common Stock.

Offering Price

     The Common Stock may be offered for the account of the Selling Shareholder from time to time on the NASDAQ OTC Bulletin Board, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Accordingly, the offering price of the Common Stock may not be an accurate indication of the value of the Common Stock. See "Plan of Distribution".

Risks Relating to Low-Priced Stocks

     Trading in the Common Stock is subject to the requirements of certain rules promulgated pursuant to the Exchange Act which require additional disclosure by broker-dealers in connection with any trades involving a penny stock (defined generally as any non NASDAQ equity security that has a market price less than $5.00 per share, subject to certain exemptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker- dealers who sell penny stock to persons other than their established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from affecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell their Common Stock in the secondary market.

Significant Outstanding Options and Warrants.

     As of the date of this Prospectus, there are outstanding (vested and unvested) stock options and warrants to purchase an aggregate of approximately 1,821,000 shares of Common Stock at exercise prices ranging from $1.00 to $2.50 per share. To the extent that outstanding options or warrants are exercised, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities.

Dividend Policy

     Since its inception, the Company has not paid any dividends on its Common Stock. The Company intends to retain future earnings, if any, to provide funds for working capital, operations and/or expansion of its business, and accordingly, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

Certain Anti-Takeover Provisions

     The Company's Certificate of Incorporation contains a provision establishing a classified board of directors, which provision may delay or discourage a change in control of the Company. This provision is expected to encourage persons seeking to acquire control of the Company to consult first with the Company's Board of Directors to negotiate the terms of any proposed business combination or offer.

Important Factors Related to Forward-Looking Statements and Associated Risks

     The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the risk factors set forth elsewhere within this Prospectus. You should also consult the risk factors listed from time to time in the Company's reports on Form 10-QSB, 10-KSB and annual reports to shareholders.

     The forward-looking statements included and incorporated by reference herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements were based on assumptions that the Company would continue to develop and introduce new products on a timely basis, the competitive conditions within the golf apparel industry would not change materially or adversely, the demand for the Company's golf apparel would remain strong, that the market would accept the Company's new apparel lines, that inventory risks due to shifts in market demand would be minimized, that the Company's forecasts would accurately anticipate market demand, and that there would be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. In addition, as disclosed elsewhere under "Risk Factors," the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed under "Risk Factors" could cause the Company's net sales or net income, or growth rate of net sales and net income, to differ materially from prior results. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives are planned for the Company will be achieved.

                                 USE OF PROCEEDS

     The Company is not offering any securities pursuant to this Prospectus and will not receive any of the proceeds from the offer and sale of the Shares by the Selling Shareholder.

                                 DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock. The Company currently intends to retain all available funds and any future earnings for use in the operation of its business, and does not anticipate paying any cash dividends in the foreseeable future.


                       MARKET FOR THE COMPANY'S SECURITIES

     The Company's Common Stock is quoted on the over-the-counter market under the symbol "GLNN". The following table sets forth the high and low sale prices for the Common Stock for the periods indicated. The quotations in the over-the-counter market reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions.

     Period                                      High                 Low

August 15, 1994 - September 30, 1994             $1.00               $1.00

     Fiscal Year 1995
October 1, 1994 - December 31, 1994              $1.75               $1.25
January 1, 1995 - March 31, 1995                 $3.00               $1.25
April 1, 1995 - June 30, 1995                    $4.25               $2.25
July 1, 1995 - September 30, 1995                $3.87               $1.43

     Fiscal Year 1996
October 1, 1995 - December 31, 1995              $2.625              $1.625
January 1, 1996 - March 31, 1996                 $2.125              $1.375
April 1, 1996 - June 30, 1996                    $2.625              $1.25
July 1, 1996 - September 30, 1996                $2.125              $1.25

     Fiscal Year 1997

October 1, 1996 - December 31, 1996              $1.75              $0.65
January 1, 1997 - March 10 27, 1997              $1.062             $0.875

     As of March 10, 1997, there were approximately 185 holders of record of the Common Stock and the last reported sale price for the Common Stock was $0.9375.

                             SELECTED FINANCIAL DATA

     The following table sets forth certain financial information of the Company for each of the years ended September 30, 1995 and 1996 and the three month periods ended December 31, 1995 and 1996. The financial information of the Company as of September 30, 1996 and for the years ended September 30, 1995 and 1996 as set forth below has been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial information as of December 31, 1995 and 1996 and the three months then ended has been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. Results for the three months ended December 31, 1996 are not necessarily indicative of the results that can be expected for any other interim period or for the year ended September 30, 1997. All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                   Year Ended September 30,                Three Months Ended
                                       1995            1996                December 31,
                                       ----            ----                1995            1996
                                                                           ----            ----



Statement of Operations Data:

Net Sales                          $3,293,295       $6,229,728           $707,112       $1,185,602
Cost of goods sold                  2,303,850        4,150,138            452,184        800,438
                                    ---------        ---------          ---------        -------

Gross profit                          989,445        2,079,590            254,928        385,164

Operating Expenses                  2,383,114        3,326,060            638,848        772,919
                                     --------        ---------            -------        -------

Loss from operations               (1,393,669)      (1,246,470)          (383,920)      (387,755)

Net interest expense                  (31,853)        (202,821)           (26,842)       (52,811)
                                      --------        ---------           --------       --------

Net Loss                          $(1,425,522)     $(1,449,291)         $(410,762)     $(440,566)
                                   ===========      ===========         ==========     ==========

Net Loss per share                    $  (.25)          $ (.22)         $    (.07)     $    (.05)
                                         =====            =====              =====          =====

Weighted average number of          5,609,113        6,605,941           6,301,330      8,113,932
                                     =========       ==========          =========      =========
shares outstanding

Balance Sheet Data (at end
of period)
Cash                                   10,038           34,917                 300            300
Total current assets                1,900,690        3,404,392           2,073,847      3,127,434
Total Assets                        2,135,173        3,697,839           2,327,899      3,391,040
Total current liabilities             907,597        2,283,960           1,484,465      2,419,041
Equipment Notes payable less           32,543           10,617              29,163          9,303
  current portion
Total Stockholders' equity          1,195,033        1,403,262             814,271        962,696


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Three Month Periods ended December 31, 1996 and 1995

    During the three months ended December 31, 1996, the Company had sales of approximately $1,185,000 to an account base that exceeded 1,400 active accounts. Comparatively, sales for the three months ended December 31, 1995 were approximately $707,100 to an account base of almost 1,100 active accounts. The resulting increase in sales of 68% to an expanded account base that grew by over 27% demonstrates the continuing growth in acceptance of the Company's product in the marketplace.

    Cost of goods sold as a percentage of sales for the three months ended December 31, 1996 was 68%, an increase of 4% when compared to 64% for the three months ended December 31, 1995. The increase primarily reflects the Company's decision to sell certain prior seasons inventories at reduced prices.

    Warehousing, design, selling and administrative expenses were approximately 65% of net sales compared to approximately 90% for the three months ended December 31, 1995. Although the overhead expense as a percentage of net sales decreased due to the increase in sales, the actual expenses increased due to continued sales growth.

    Interest expense for the three months ended December 31, 1996 was $52,811 compared to $26,842 for the same period ended December 31, 1995. This increase resulted from higher borrowings required primarily to support the increased levels of inventory and accounts receivable experienced as part of the Company's growth.

    The net loss for the quarter ended December 31, 1996 was $440,566 ($.05 per share) compared to the net loss of $410,762 ($.07 per share) for the same period ended December 31, 1995 as a result of the factors described above and the disproportionately low level of sales traditionally realized in the first quarter. As demonstrated by the growth in sales, the Company is moving towards its plan with a continued focus on improving operating results for fiscal 1997, although additional financing will be required in 1997 to reach that plan (see Liquidity and Capital Resources below). The recent PGA Show in Orlando reconfirmed the Company's belief that the GlenGate product continues to gain acceptance in the marketplace.

Comparison of Fiscal Years Ended September 30, 1996 and 1995

     The results for the fiscal years ended September 30, 1996 and September 30, 1995 are not comparable. Prior to March 1995, the Company was in the developmental stage.

    During fiscal 1996 the Company had sales of approximately $6,230,000; an increase of almost 89% when compared to the fiscal 1995 period. This sales increase was due in part to the fact that there were seven months of operation in fiscal 1995. However, during 1996, the customer base increased by almost 55% from about 900 accounts to almost 1,400. During the fourteen weeks from August to December 5, 1996 this trend has continued. During that period the Company had booked approximately $4,100,000 in orders; an increase of almost 32% when compared to the $3,100,000 during the comparable period last year. This continuing increase in sales, order position and customer base, demonstrates the acceptance of the product at the pro shop level and supports management's belief in a continuing market penetration and acceptance of GlenGate product.

    Cost of goods sold as a percentage of sales, was reduced to approximately 67%, an improvement of almost 3% when compared to 70% in fiscal 1995. The Company continues to reduce its exposure to unusual costs of embroidery, irregulars and other manufacturing problems. In October 1996, the Company completed installation and testing of an in-house pilot embroidery operation to further reduce certain costs associated with independent contract embroidery.

    Warehousing, design, selling and administrative expenses as a percentage of sales were reduced to approximately 53%, a reduction of almost 19% when compared to 72% in fiscal 1995. An increase in the amount spent for warehousing, design selling and administrative expense was primarily attributable to increases in personnel and facility charges to accommodate the increases in sales and order processing volume during the year.

    Interest expense increased by approximately $134,000 during the year ended September 30, 1996. The increase resulted from the Company utilizing its credit facility to support almost $3,000,000 in sales and order increases during the fiscal year ending September 1996.

    The Company had an operating loss of $1,246,470 for the year ended September 30, 1996 and a net loss of $1,449,291 ($.22 per share) for the same period. The loss can be attributed to a lack of sufficient sales to support the infrastructure required and in place for future planned growth of the Company. Operations for the fiscal year ended September 30, 1995 are not comparable since the Company remained in the developmental stage until March 1995 when it first began shipping products to its customers.

Liquidity and Capital Resources

    The Company continues to experience significant growth since emerging from a developmental stage in March 1995. The proceeds from the Company's initial public offering in 1994 and warrant and private placement offerings in 1995 and 1996 have been used for the development of the Company's business.

    Growth in sales and the need to continue to fund continuing losses during this initial growth period increased the Company's working capital requirements. The Company had cash used in operating activities during the fiscal year ended September 30, 1996 of $2,628,086 resulting primarily from a net loss of $1,449,291 and increases in inventory and accounts receivable of $1,368,186. Cash requirements for operating activities during the fiscal year ended September 30, 1996 were funded primarily by financing activities that provided additional net cash of $2,767,507 resulting from borrowings under the Company's credit facilities of $1,272,809 and $1,807,915 in net proceeds from the sale of common stock and the exercise of common stock options. The Company had cash provided by operating activities during the quarter ended December 31, 1996, of $158,078 resulting primarily from the reduction of accounts receivable of $547,511 and an increase in accounts payable and accruals of $327,288, more than offsetting the net loss of $440,566 and the increase in inventories of $263,115. Cash was used in financing activities primarily to reduce the Company's borrowings by $192,207.

    While the Company currently anticipates having net positive cash flow from operations for fiscal 1997, interim working capital requirements are expected to be funded utilizing availability under the credit facility agreement signed in September 1996 and a replacement facility which the Company is currently pursuing. The credit facility currently provides availability limited by a collateral formula calculated as the overall lesser of $3,000,000 or 85% of qualified accounts receivable and interim temporary financing available between October 1, 1996 and April 30, 1997 of 50% of eligible finished goods inventory to a maximum of $750,000 of availability. Peak inventory positions are required during the October - April period to support Spring sales. Interest accrues at a variable rate equal to 1-1/2% in excess of the lender's prime lending rate (8-1/4% as of September 30, 1996). As of December 31, 1996, the Company had drawn down approximately $1,406,000 under the facility and approximately $400,000 was available based on the borrowing formula at that date. On February 24, 1997, the lender notified the Company that it intends to terminate the credit arrangement effective April 30, 1997. Prior to such notification the Company had initiated discussions to replace the existing lender. Management continues such discussions as part of the pursuit of additional growth capital to coincide with its current needs. No assurances can be made that the Company will be able to obtain alternate financing or that it will be available on terms acceptable to the Company.

    As of December 31, 1996, the Company had purchase commitments with its suppliers in the amount of approximately $1,633,000.

    As of December, 31, 1996, the Company had outstanding $190,000 in notes in favor of certain of its officers. The funds were advanced at varying times during the developmental stages of the Company to satisfy working capital needs. The notes are subordinate to all creditors of the Company. The notes mature April 15, 1997 and bear interest at a rate per annum of 1-1/2% over prime to be paid April 15, 1997. In addition, in January 1997 two of the Company's directors who are also shareholders loaned the Company a total of $250,000 to satisfy working capital needs. These loans are not subordinate to other creditors of the Company, bear interest at a rate of 12% per annum payable monthly and are due on demand. The Company may be unable to rely on its directors, officers and principal stockholders for additional loans in the future.

    In order for the Company to sustain its current growth patterns and meet its interim working capital requirements, it will require additional funding in 1997, including the replacement of its credit facility to be more consistent with the capital needs during its initial period of growth. In the event the Company requires funds in addition to those available under the current (and replacement) credit facility, management believes that such funds will be available from offerings of Common Stock (if any), from the exercise of stock options (if any) and additional loans from stockholders (as necessary) and other loans or investments in the Company by third parties in sufficient amounts to permit it to conduct its operations. In the event that additional capital is not acquired, revenues and operating results would be adversely affected.

    In February 1997 the Company acquired the exclusive right to distribute certain golf apparel under the Sun Ice and Aureus trademarks in the United States for a period of five (5) years, renewable at the option of the Company for three (3) successive five (5) year periods. The product under these labels will initially be provided to the Company on a consignment basis. Although there can be no assurances, management expects the acquisition of these distribution rights to have a positive impact on the liquidity and operating results of the Company.

    Future events, including the problems, expenses, difficulties and delays encountered in connection with a new business and the competitive environment in which the Company operates, may lead to cost overruns that could make the Company's sources of working capital insufficient to fund the Company's planned operations. No assurance can be given that the Company will be able to obtain such funds or that the terms thereof will be acceptable to the Company.

                                    BUSINESS
General

    The Company was incorporated in New Jersey on November 8, 1993. The Company is engaged in the design and production of golf apparel marketed under the GlenGateTM label and sold primarily to public and private golf course pro shops and resorts domestically through regional sales vice presidents and independent sales representatives and internationally through licensed distributors.

Design and Manufacturing

    The Company designs and contracts for the design of classic golf-style garments with contemporary influences with a view toward developing and maintaining consumer recognition and loyalty across product lines from season to season. The Company contracts with third parties to manufacture its lines of apparel. The Company exhibits at international industry shows and presents two seasonal lines of clothing which include men's knit cotton shirts and sweaters and woven cotton slacks and shorts. All items in each line are sold separately.

    The Company staffs its design team with both Company and independent designers who receive direction from the Company's sales, marketing and production staffs. Product planning meetings occur on a regular basis to review the status of each line and to discuss adjustments in line composition, fabrication, selection, product mix and manufacturing. In addition, members of the design team attend the industry's principal trade shows during each design cycle to discuss and consult with customers concerning current retail trends. The design process for each line is an approximate six-month process of styling, coloring, fabrication of samples and selection of sewing techniques.

    The Company's design and production team consists of six employees with extensive experience in the apparel industry. The activities of these six employees include management of the design and production process, sourcing, merchandising and quality control. The merchandise manager is a graduate of the Parson's School of Design in New York City with over seven years international experience with men's clothing retailers and manufacturers. The production assistants have been extensively involved with the athletic apparel field for many years with emphasis on quality and production control.

    The Company additionally utilizes the services of an independent design studio located in New York City specializing in men's sportswear. The studio has expertise in design, trends, color and patterns, style and product engineering and packaging.

    The Company has entered into purchase agreements with third party domestic manufacturers to cut and sew the company's products according to the Company's specifications. The Company has no plans to own any manufacturing facilities. The Company currently uses ten or more independent facilities to manufacture its products. One such facility currently accounts for approximately 40% of such manufacturing on an annual basis and two other facilities each account for approximately 25%. No other facility accounts for more than 8% annually. The Company has generally followed a policy of diversifying production among such manufacturers while maintaining sufficient production at each to remain a significant purchaser from each manufacturer. The Company believes that, while the loss of any one manufacturer would prove detrimental, given the availability of alternative sources of supply, such a loss and its impact on the Company's business would likely be limited in scope and duration.

    The Company has chosen to produce its primary product lines within the United States where the Company believes that the availability of suppliers for both raw and finished product is sufficient to cover its needs.

    The Company's production staff coordinates product engineering (including pattern and sample making), negotiates price and quantity with its cutting and sewing contractors, establishes production scheduling and performs quality control. The production staff also coordinates inspection of fabric as well as sample testing of fabric for shrinkage, strength and color fastness. The production staff additionally oversees production at the facilities of each of the cutting and sewing contractors as well as the Company's contract embroidery operations to monitor continuing compliance with the Company's specifications.

    The Company has implemented its original plan to custom embroider logos of country clubs and resorts primarily utilizing the services of independent embroidery contractors. The Company has recently acquired embroidery equipment for in-house embroidery operation at the warehouse and distribution center. The implementation of the operation is initially on a limited basis with plans to expand the operation over the next two years. Final inspection, packing and shipping of the Company's products is performed by the Company's employees at its warehouse and distribution center. The Company has implemented a computerized software system to monitor inventory levels of finished goods.

Sales and Marketing

    Management believes that the Company's ability to attain and maintain brand name recognition of the GlenGate label will be a critical element in enabling the Company to successfully continue to participate in the growing golf industry.

    The Company estimates that there are approximately 14,000 public and private golf clubs and resorts with golf courses in the United States. The Company has currently targeted approximately 3,500 of these clubs and resorts as customers. The Company has either made sales to or received purchase orders from approximately 1,400 clubs and resorts in the targeted group. No single customer accounted for more than 3% of the Company's net sales.

    The Company enlists the services of 28 independent sales representatives who sell on a commission basis. These independent representatives are responsible for certain targeted accounts in a given territory. Sales management, consisting of three regional sales vice-presidents and a customer service network of five others directs and implements the sales and marketing plans and programs adopted by the Company.

    The Company has begun test marketing studies for acceptance of GlenGateTM Apparel in the international market. Test marketing has successfully begun in Canada, where there are over 1,200 clubs and resorts and to the prime resort facilities in Bermuda.

    The Company introduces new product at the two major golf industry trade shows held January and September each year in Orlando, Florida and Las Vegas, Nevada. Feedback received from the shows in the form of orders, comments, and booth attendance is used to redefine the product lines and corresponding forecasts.

    The Company has enlisted three PGA touring golf professionals (Tom Purtzer, Jerry Kelly and Mike Hulbert) and other persons both inside and outside of the golf industry (including Peter Kostis (a director of the Company) and Don Criqui) to endorse and wear GlenGate apparel. In addition, the Company has enlisted approximately twelve home club golf professionals to help promote the Company's products. The Company has oral arrangements with such golf professionals and other persons under which they have been compensated solely by the granting of stock options. The Company may attempt to obtain additional endorsement arrangements in the future with other touring golf professionals, home club professionals and other notables.

    The Company assists its pro shop customers with sales incentives and merchandise assistance programs, including the placement of advertisements in golfing publications and by the use of touring golf professionals.

    The Company's sales terms generally require payment from customers within 30 days after shipment. The Company does not accept returns of purchased merchandise other than damaged goods or goods delivered beyond the specified delivery date.

Competition

    Golf apparel sold at the pro shop and resort level is not dominated by any single company and is highly competitive, both within the United States and abroad. The Company views Ashworth, Polo/Ralph Lauren, Izod and Sport-Haley as its most significant competitors. Recent entries into the market by other competitors offering comparable product may intensify competitive pressures. Many of the existing competitors have longer operating histories, better name recognition and greater financial, marketing and other resources than the Company. The Company also competes with other high quality manufacturers of men's leisure wear sold at the department and specialty store level. Tommy Hilfiger, a well known sportswear manufacturer, recently entered the golf apparel market at the pro shop and department store level.

    There can be no assurances that the Company will be able to obtain new and maintain existing market share in the face of competition.

Raw Materials

    The Company's primary products are made of natural fibers. The selection of raw materials is based on quality, consistency, availability, flexibility in meeting changing production requirements and pricing. The Company's manufacturers generally obtain the materials to manufacture the product lines in accordance with the Company's design specifications.

Trademarks

    The Company sells and markets its products under the GlenGate trademark. The Company obtained registration of the GlenGate name with the United States Patent and Trademark Office in 1994. Registration on the Principal Register constitutes constructive nationwide notice of the registrant's claim of ownership of the trademark and creates a refutable presumption of the registrant's exclusive right to the trademark. Although the company believes that it will have the exclusive right to use the trademark for the United States and overseas markets in which it is granted registration, there can be no assurance that the Company will be able successfully to protect the trademark from conflicting uses or claims of ownership.

    In February 1997, the Company acquired the exclusive right to distribute certain golf apparel under the Sun Ice and Aureus trademarks in the United States for a period of five (5) years, renewable at the option of the Company for three (3) successive five (5) year periods. Although there can be no assurances, management expects the acquisition of these distribution rights to have a positive impact on the liquidity and operating results of the Company.

Seasonality

    The Company's business is seasonal, with the highest sales volume expected in the period from February through July and the lowest sales volume in the period from November through January. In the golf apparel business, inventories are at their highest from February through April, as finished goods are accumulated for Spring and Summer sales. The Company's cash requirements are highest during this period to enable the Company to support the accumulation.

Employees

    As of January 31, 1997, the Company had 35 full-time employees.

Property

    The Company leases approximately 14,000 square feet of space in Mountainside, New Jersey for use as its principal office, production, warehouse and distribution facility. The lease provides for an annual base rental of $76,000 for the year ending December 31, 1997, when the existing lease will expire. The Company is also obligated to pay taxes, insurance and maintenance expenses. Management believes that the existing facilities will be adequate for its needs through 1997.

Legal Proceedings

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

    Certain information with respect to the directors and executive officers of the company is set forth below:

                             Position With                       First Year
    Name                     The Company                 Age     Became Director

    George J. Gatesy         President, Chairman of       44     1993
                             The Board

    Peter Culbertson         Chief Operating Officer,     60     N/A
                             Chief Financial Officer,
                             Treasurer and Secretary

    Peter J. Kostis          Director                     49     1993

    Robert J. Munch          Director                     44     1996

    Martin D. Koffman        Director                     36     1996

    Jeffrey P. Koffman       Director                     31     1996

     George J. Gatesy, President and Chairman of the Board of the Company, received a Bachelor of Arts Degree from Farleigh Dickinson University. Mr. Gatesy served from 1975 to 1978 with the MacGregor Brunswick Golf Company as sales agent and sales representative. From 1978 to 1984 Mr. Gatesy served as a field representative for Etonic, Inc. While with Etonic, Mr. Gatesy received Etonic's President's Award in years 1981 and 1982. This award was for surpassing the $1,000,000 sales mark in each year. In 1984 Mr. Gatesy joined the EJ Manley Company (Aureus Ltd.) as an independent golf sales representative. For increasing his territory's sales volume from $450,000 to $2,400,000, Mr. Gatesy was awarded the Aureus Salesman of the Year award during the selling season 1988/1989. In the Spring of 1990, Mr. Gatesy became Polo/Ralph Lauren's National Sales Manager. In 1991 he was promoted to Vice President of Sales with total responsibility for all segments of the golf division.

     Peter Culbertson, commenced employment with the Company as its Chief Operating and Financial Officer, Treasurer and Corporate Secretary on January 6, 1997. Mr. Culbertson was formerly Senior Vice President of Woolrich, Inc. and President of Leslie Fay Sportswear.

    Peter J. Kostis, is a world renowned golf instructor having taught over 125 PGA Tour Players. He is a television analyst for CBS for CBS Sports and USA Network. Mr. Kostis is a professional panel member for Golf Digest magazine and currently is a director of The Kostis/McCord Golf School at Grayhawk Golf Club, Scottsdale, Arizona. He has appeared seven times on the cover of Golf Digest Magazine and is the author of Inside Path to Better Golf.

    Robert J. Munch, is a Senior Vice President of the Canadian Imperial Bank of Commerce (CIBC) Managing Director, Global Energy, CIBC Wood Gundy, and a member of CIBC Wood Gundy's Management Group. Mr. Munch is a member of the Canadian Society of New York and has served on the Board of Governors and on the faculty of the American Institute of Banking.

     Martin D. Koffman, is a Director and President of The Koffman Group, Inc., a diversified investment firm. Mr. Koffman worked as a tax specialist with Coopers & Lybrand in 1984. In 1986 Mr. Koffman became associated with the law firm of Squadron, Ellenoff, Plesent & Lehrer. Since 1990, Mr. Koffman has been a principal of Jomar Management Corp., a diversified holding company. Mr. Koffman is the cousin of Jeffrey P. Koffman.

     Jeffrey P. Koffman, is President of Apparel America, Inc., a manufacturer of women's swimwear and apparel. He is also a Director and Treasurer of The Koffman Group, Inc., a diversified investment company. Mr. Koffman served as a financial analyst with Security Pacific from 1987 to 1989. In 1989, Mr. Koffman became Vice President of Pilgrim Industries and in 1990, he became the President of that company. From 1994 to the present, Mr. Koffman has served in an executive capacity with Tech Aerofoam Products. Mr. Koffman is the cousin of Martin D. Koffman.

Compensation of Directors

    During the fiscal year ended September 30, 1996, the Board of Directors held two meetings at which all of the Directors were present and also took action by unanimous written consent of the directors in lieu of meetings. There are no standing committees of the Board of Directors of the Company.

    Directors  are  reimbursed  for  all  out-of-pocket   expenses  incurred  in
attending board Meetings and are eligible to receive options under the Company's 1994 Stock Option Plan, subject to the terms thereof.

    The Company borrowed a total of $190,000 from certain of its directors in April of 1996. The loans bear interest at a rate per annum of 1-1/2% over prime and mature on April 15, 1997. The notes are subordinated to all creditors of the Company. The Company also borrowed a total of $250,000 from certain of its directors who are also shareholders in January, 1997. The loans bear interest at a rate of 12% per annum payable monthly over the life of the notes and are payable on demand. The notes are not subordinated to other creditors of the Company.

Executive Compensation

     The Company's executive officers include Mr. George J. Gatesy and Mr. Peter Culbertson. The Company does not have employment contracts with any of its executives. Executive officers are elected and salaries are reviewed annually by the Board of Directors at the discretion of the Board. The Company is the beneficiary of a $5,000,000 Key Man Life Insurance Policy on the life of Mr. Gatesy.

    Information regarding compensation of the Company's officers is set forth below:

                          Summary Compensation Table(s)

                                                          Other
Name and
Principal Position     Year        Salary       Bonus    Annual Compensation

George Gatesy          1996        $148,000     -0-      -0-
President              1995        $165,000     -0-      $5,550(1)

Richard Martinelli(2)  1996        $133,000     -0-      -0-
Chief Operating        1995        $ 42,000     -0-      -0-
  Officer

Norman Britman(3)      1996        $103,000     -0-      -0-
Secretary-Treasurer    1995        $110,000     -0-      -0-

(1) Consists of medical insurance premium reimbursement.

(2) Mr.Martinelli's employment with the Company terminated on December 31, 1996.

(3) Mr.Britman's employment with the Company terminated on January 3, 1997.



                        Option Grants in Last Fiscal Year


                       Number of        % of Total
                       Securities       Options
                       Underlying       Granted         Exercise or
                       Options          to Employees    Base Price    Expiration
Name    Granted(#)     in Fiscal Year   ($/Sh.)         Date

George Gatesy          12,500           4.0%            1.25           12/31/04

Norman Britman          7,500           2.3%            1.25           12/31/04

Richard Martinelli     80,000           25.6%           1.25           12/31/04

                              FY-End Option Values

                          Number of Securities         Value of Unexercised
                          Underlying Unexercised       in-the-Money
                          Options at FY-End(#)         Options at FY-End($)

Name                      Exercisable/Unexercisable    Exercisable/Unexercisable

George Gatesy                12,500/0                   None

Norman Britman              132,500/0                   None

Richard Martinelli           80,000/0                  None

                          VOTING SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of January 31, 1997, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) the named executives, (iii) each of the Company's directors and (iv) all executive officers and directors as a group:

                                                        % of
                                    Number              Outstanding
Name                                of shares           shares

George J. Gatesy                    2,195,000          27.05%
Norman Britman                         60,000            *
Peter Culbertson                          -0-             -0-
Martin D. Koffman                         -0-             -0-
Jeffrey P. Koffman                        -0-             -0-
Peter J. Kostis                       506,000           6.24%
Richard J. Martinelli                 500,000           6.16%
Robert J. Munch                         6,000            *
The Koffman Group, Inc.             1,335,000(1)       16.45%

All executive officers              3,267,000          40.20%
and directors
as a group (7 persons)

*Less than 1%


(1) The 1,335,000 shares beneficially held by The Koffman Group, Inc. consists of 750,000 shares in the record name of and beneficially owned by The Koffman Group Inc.; a presently exercisable Stock Subscription Warrant to purchase an additional 85,000 shares in the record name of and beneficially owned by The Koffman Group, Inc.; and 500,000 shares in the record name of The Koffman Group, Inc., as agent, but not beneficially owned by The Koffman Group, Inc. See "Selling Shareholder". Jeffrey P. Koffman and Martin D. Koffman are principals of The Koffman Group, Inc.

                              CERTAIN TRANSACTIONS

        In April 1996, Richard Martinelli, a shareholder and formerly a director of the Company, and George Gatesy, a director and shareholder of the Company, loaned the Company $90,000 and $100,000, respectively. The loans bear interest at a rate per annum of 1-1/2% over prime and mature on April 15, 1997. The notes are subordinated to all creditors of the Company.

        In May 1996, George Gatesy granted to Jack Satter, a director of the Company at the time of the grant, an option to purchase 200,000 of Mr. Gatesy's shares of Common Stock for $1.25, the estimated market value of the stock at the time of the grant, until the earlier of the happening of certain events or January 12, 2005 at which time the option expires.

        In June 1996, the Company completed the private placement of 25,000 shares of Common Stock in exchange for the provision of a $500,000 letter of credit in favor of the Company's lender, which letter of credit served as additional collateral for the Company's then existing credit facility.

        In September 1996, the Company completed a private placement with The Koffman Group, Inc. of 1,250,000 shares of Common Stock. Total gross proceeds from this private placement was $1,250,000. In connection with the private placement, the Company granted warrants to The Koffman Group, Inc. to purchase an additional 85,000 shares at $1.00 per share, such warrants to be exercisable until September 1997. The 1,250,000 shares are the shares to be sold by the Selling Shareholder hereunder. Pursuant to a contract dated August 26, 1996 between the Company and The Koffman Group, Inc., The Koffman Group, Inc. also received a fee of $30,000 in connection with the investment by The Koffman
Group, Inc. of $1,250,000. Jeffrey P. Koffman and Martin D. Koffman are principals of The Koffman Group, Inc. and directors of the Company.

        In  January  1997,  George  Gatesy  and  Peter  Kostis,   directors  and
shareholders of the Company, loaned the Company $150,000 and $100,000, respectively, to satisfy working capital needs. The notes are payable upon demand and bear interest at a rate per annum of 12% payable monthly over the life of the notes. The notes are not subordinated to the creditors of the Company.

                            DESCRIPTION OF SECURITIES

        The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, .001 par value. As of March 10, 1997, 8,113,932 shares of Common Stock were issued and outstanding.

        The shares of Common Stock covered by this Prospectus are fully paid and nonassessable. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for the election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of Common Stock are to be distributed ratable among such stockholders in proportion to their holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board out of funds legally available therefor.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York.

                               SELLING SHAREHOLDER

        The following is the record name and holdings of the shareholder who is registering and offering its shares of the Company hereby:

        Shareholder                                   Shares To Be Registered

        The Koffman Group, Inc.                            1,250,000

     (1) In September 1996, the Company completed a private placement with The Koffman Group, Inc. of 1,250,000 shares of Common Stock. Total gross proceeds from this private placement was $1,250,000. In connection with this private placement, the Company granted warrants to The Koffman Group, Inc. to purchase an additional 85,000 shares at $1.00 per share; which warrants are exercisable until September 1997. The Koffman Group, Inc. intends to sell all 1,250,000 shares.

                              PLAN OF DISTRIBUTION

        The Common Stock may be offered for the account of the Selling Shareholder from time to time on the NASDAQ OTC Bulletin Board, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholder may effect such transactions by selling shares of Common Stock to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Any broker-dealer acquiring shares from the Selling Shareholder may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the NASDAQ OTC Bulletin Board, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholder and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might by deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses of the Selling Shareholder and applicable transfer taxes, are payable by the Selling Shareholder.

                                  LEGAL MATTERS

        Certain matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Graham, Curtin & Sheridan, A Professional Association, 4 Headquarters Plaza, Morristown, New Jersey 07962 and for the Selling Shareholder by Shustak Jalil & Heller, 545 Madison Avenue, New York, New York 10022.


                                     EXPERTS

        The financial statements of the Company included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement under the Securities Act on Form SB-2 (together with all amendments and exhibits, the "Registration Statement") with respect to the Common Stock offered hereby of which this Prospectus constitutes a part. As permitted by the rules and regulations of the Commission this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to such Registration Statement. A copy of the Registration Statement may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

        No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, is given or made, such information or representations less not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates and does not constitute an offer to sell or a solicitation of an offer to buy and securities in any jurisdiction to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information or incorporated by reference herein is correct as of any time subsequent to such date.

                          INDEX TO FINANCIAL STATEMENTS



                                                                            Page

Report of Independent Certified Public Accountants...........................F-2

Balance Sheets as of September 30, 1996 and 1995.............................F-3
   and December 31, 1996 (unaudited)

Statements of Operations for the years ended September 30, 1996 and 1995 and for the three-month periods ended December 31, 1996
   and 1995 (unaudited)......................................................F-4

Statements of Stockholders' Equity for the years ended
   September 30, 1996 and 1995 and for the three-
   month period ended December 31, 1996 (unaudited)..........................F-5

Statements of Cash Flows for the years ended September 30, 1996 and 1995 and for the three-month periods ended
   December 31, 1996 and 1995 (unaudited)....................................F-6

Notes to Financial Statements................................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
GlenGate Apparel Inc.
Mountainside,  New Jersey

We have audited the accompanying balance sheets of GlenGate Apparel Inc. as of September 30, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GlenGate Apparel Inc. as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                BDO Seidman, LLP

Woodbridge, New Jersey
November 25, 1996

                              GLENGATE APPAREL INC.

                                 BALANCE SHEETS


                                                                September 30, 1995     September 30, 1996     December 31, 1996
                                                                                                              (Unaudited)

                        ASSETS (Note 5)
Current:
 Cash                                                             $ 10,038                   $34,917               $300
 Accounts receivable, net of allowance for doubtful accounts       805,337                 1,848,507          1,295,416
      of $28,765, $173,515 and $21,792
 Inventories (Note 3)                                              894,035                 1,206,000          1,469,115
 Prepaid expenses and other current                                191,280                   314,968            362,603
      assets                                                       -------                   -------            -------


           TOTAL CURRENT ASSETS                                  1,900,690                 3,404,392          3,127,434

Property and equipment, net of accumulated depreciation and        218,510                   257,530            251,954
   amortization (Note 4)
Organizational costs, net of accumulated amortization of             6,513                     4,457              3,942
   $3,889, $5,945 and $6,460, respectively
Security deposits and other assets                                   9,460                    31,460              7,710
                                                                     -----                    ------              -----

           TOTAL ASSETS                                         $2,135,173                $3,697,839         $3,391,040
                                                                ==========                ==========         ==========


             LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
 Notes payable - bank (Note 5)                                    $325,109                $1,597,918         $1,405,711
 Current portion of equipment notes payable (Note 5)                13,527                     5,127              5,127
 Subordinated notes payable to                                     300,496                   190,000            190,000
    stockholders (Note 6)
 Accounts payable and accrued expenses                             268,465                   490,915            818,203
                                                                   -------                   -------            -------

           TOTAL CURRENT LIABILITIES                               907,597                 2,283,960          2,419,041

Equipment notes payable less current portion (Note 5)               32,543                    10,617              9,303
                                                                    ------                    ------              -----
                                                                   940,140                 2,294,577          2,428,344
                                                                   -------                 ---------          ---------
Commitments and contingencies (Notes 7 and 9)

STOCKHOLDERS' EQUITY (Note 9):
 Common stock at cost $.001 par value - 10,000,000 shares            6,285                     8,114              8,114
      authorized; 6,284,600, 8,113,932 and 8,113,932 issued
      and outstanding
 Additional paid-in capital                                      3,012,448                 4,668,139          4,668,139
 Accumulated deficit                                            (1,823,700)               (3,272,991)        (3,713,557)
                                                                -----------               -----------        -----------
   TOTAL STOCKHOLDERS' EQUITY                                    1,195,033                 1,403,262            962,696
                                                                -----------               -----------        -----------

   TOTAL LIABILITIES AND STOCKHOLDERS'                          $2,135,173                $3,697,839         $3,391,040
                                                                ==========                ===========        ===========
   EQUITY

          See accompanying notes to financial statements                     F-3

                             GLENGATE APPAREL, INC.

                            STATEMENTS OF OPERATIONS



                                    Year Ended                Year Ended                Three Months      Three Months
                                    September 30, 1995        September 30, 1996        Ended December    Ended December
                                    ------------------        ------------------        31, 1995          31, 1996
                                                                                        (Unaudited)       (Unaudited)

Sales                               $3,293,295                $6,229,728                $  707,112        $1,185,602
Cost of sales                        2,303,850                 4,150,138                   452,184           800,438
                                     ---------                ----------                ----------         ----------

   GROSS PROFIT                        989,445                 2,079,590                   254,928           385,164
                                     ---------                ----------                 ----------        ----------

Operating expenses:
  Warehousing                          214,580                   318,516                    66,786            83,027
  Design                               137,140                   431,590                    44,909            51,486
  Selling                            1,036,709                 1,378,456                   257,545           332,516
  General and
    administrative                     994,685                 1,197,498                   269,608           305,890
                                     ---------                ----------                ----------         ----------

  TOTAL OPERATING
  EXPENSES                           2,383,114                 3,326,060                   638,848           772,919
                                     ---------                ----------                ----------         ----------

Operating loss                      (1,393,669)               (1,246,470)                 (383,920)         (387,755)
Net interest expense,
  including interest
  income of $37,023 in
  1995                                 (31,853)                 (202,821)                  (26,842)          (52,811)
                                     ----------               -----------               -----------        ----------

Net loss                           $(1,425,522)              $(1,449,291)                $(410,762)        $(440,566)
                                   ============              ============               ===========        ==========

Loss per share                    $     (0.25)               $     (0.22)                $   (0.07)        $   (0.05)
                                   ============              ============                ==========        ==========

Weighted average
  number of common
  shares outstanding                 5,609,113                 6,605,941                   6,301,230       8,113,932
                                  ============               ============                  ==========      ==========


                         See accompanying notes to financial statements      F-4

                              GLENGATE APPAREL INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                    Common Stock              Additional       Treasury        Accumulated           Total
                                                            Paid-In Capital      Stock           Deficit         Stockholders'
                                                                                                                     Equity
                            -----------------------------

                                Shares          Amount
                            --------------   ------------   ----------------   -----------   ----------------   -----------------

BALANCE, SEPTEMBER 30, 1994     6,218,700         $6,219         $2,146,040         (700)         $(398,178)          $1,753,381

Cancellation of treasury         (700,000)          (700)                 -           700                  -                   -
         stock

Options exercised                 148,500            149            148,351             -                  -             148,500

Warrants exercised and            473,200            473            567,132             -                  -             567,605
         redeemed

Private placements of             144,200            144            288,256             -                  -             288,400
         common stock

Offerings and registration              -              -          (137,331)             -                  -            (137,331)
         costs

Net loss                                -              -                  -             -        (1,425,522)          (1,425,522)
                            --------------   ------------   ----------------   -----------   ----------------   -----------------

Balance, September 30, 1995     6,284,600          6,285          3,012,448             -        (1,823,700)           1,195,033

Options exercised                 554,332            554            557,361             -                  -             557,915

Private placements of           1,275,000          1,275          1,248,725             -                  -           1,250,000
         common stock

Offering costs, net                     -              -          (150,395)             -                  -            (150,395)

Net loss                                -              -                  -             -        (1,449,291)          (1,449,291)
                            --------------   ------------   ----------------   -----------   ----------------   -----------------

Balance, September 30, 1996     8,113,932          8,114          4,668,139             -        (3,272,991)           1,403,262

Net Loss (unaudited)                    -              -                  -             -          (440,566)            (440,566)
                            ==============   ============   ================   ===========   ================   =================

Balance, December 31, 1996      8,113,932         $8,114         $4,668,139             -       $(3,713,557)            $962,696
    (unaudited)
                            ==============   ============   ================   ===========   ================   =================

                         See accompanying notes to financial statements      F-5

                             GLENGATE APPAREL, INC.
                            STATEMENTS OF CASH FLOWS


                                       Year Ended        Year Ended           Three Months         Three Months
                                       September 30,     September 30,        Ended December       Ended December
                                       1995              1996                 31, 1995             31, 1996
                                                                              (Unaudited)          (Unaudited)
Cash flows from operating activities:
  Net loss                             $(1,425,522)      $(1,449,291)        $   (410,762)        $  (440,566)
  Adjustments to reconcile net
  loss to net cash provided by
  (used in) in operating activities:
    Depreciation and
    amortization                            31,811            77,578               18,514              29,015
    Provision for doubtful
    accounts                                28,765            13,051                3,660               5,580
    Changes in assets and
    liabilities:
      Inventories                         (894,035)         (311,965)            (318,840)           (263,115)
      Accounts receivable                 (834,102)       (1,056,221)             184,028             547,511
      Prepaid and other current
      assets                              (105,806)         (123,688)             (48,822)            (47,635)
      Accounts payable and accrued
      expenses                             122,215           222,450              300,012             327,288

      Net cash provided by (used
      in) operating activities          (3,076,674)       (2,628,086)            (272,210)            158,078
                                      ------------       ------------           ----------          ---------

Cash flows from investing activities:
  Purchases of property and
  equipment                               (244,612)         (114,542)             (38,083)            (22,924)
  Maturity (purchase) of
  certificate of deposit                   200,000                 -                    -                   -
  Increase in security deposits
  and other assets                          (9,460)               -                     -              23,750
                                          --------           -------                --------           ------

         Net cash provided by (used
         in) investing activities          (54,072)         (114,542)              (38,083)               826
                                           --------       -----------              ----------           -----

Cash flows from financing activities:
  Payment of financing cost                     -             (22,000)                    -                 -
  Proceeds from sale of common
    stock                                   288,400         1,250,000                     -                 -
  Proceeds from options exercised           148,500           557,915               30,000                  -
  Proceeds from warrants exercised          567,605                 -                     -                 -
  Payment of offering and
    registration costs                     (137,331)        (150,395)                     -                 -
  Borrowings (payments) on equip-
    ment notes payable                       46,070          (30,326)               (3,380)            (1,314)
  Net borrowings (repayments) under
    line of credit                          325,109        1,272,809                23,935           (192,207)
  Borrowings from (repayments to)
    stockholders                             89,751         (110,496)              250,000                  -
                                            -------        ----------              -------             ------
         Net cash provided by (used
         in) financing activities         1,328,104        2,767,507               300,555           (193,521)
                                          ---------        ----------              --------        ------------

Net increase (decrease) in cash          (1,802,642)          24,879                (9,738)           (34,617)
Cash, beginning of period                 1,812,680           10,038                10,038             34,917
                                          ---------           -------              ----------        ---------
Cash, end of period                    $     10,038       $   34,917             $     300           $    300
                                       ============       ==========             =============       =========

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:
 Interest paid                         $     67,293       $  196,216             $  16,542           $ 47,876
                                       ============       ==========             =============        =========



                                                                             F-6
                                  See accompanying notes to financial statements

                             GlenGate Apparel, Inc.
                          NOTES TO FINANCIAL STATEMENTS

                          (The information with respect
                       to December 31, 1996 and the three
                         months ended December 31, 1996
                             and 1995 is unaudited.)


NOTE 1 - ORGANIZATION

GlenGate Apparel, Inc. (the "Company") was incorporated in the State of New Jersey on November 8, 1993. On or about March 15, 1995, the Company commenced operations as a result of having completed the first sales of its products. The Company designs, contracts to have made, and markets men's golf apparel. The Company's primary products consist of men's knit cotton shirts and sweaters and woven cotton slacks, shorts and headwear. Customers of the Company are primarily public and private golf course pro shops and resorts.


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

For statement of cash flow purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at September 30, 1996 and 1995 and December 31, 1996.

REVENUE RECOGNITION

Revenue is recognized upon shipment of goods to customers.

INVENTORIES

Inventories are valued at the lower of cost or market with cost determined by the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation and amortization are calculated on a straight line basis over the estimated useful lives of the related assets.

ORGANIZATIONAL COSTS

Costs incurred to organize and incorporate the Company have been capitalized. Amortization is calculated on a straight line basis over a sixty month period.

LOSS PER SHARE

Loss per share is computed on the basis of the weighted average number of common shares outstanding during the period. The assumed conversion of common stock equivalents has not been included because the effect would be anti-dilutive.

SIGNIFICANT RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                                                                             F-7
                        See accompanying notes to financial statements

                             GLENGATE APPAREL, INC.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

In  March  1995,  the  Financial  Accounting  Standards  Board  ("FASB")  issued
Statement of Financial Accounting Standard ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Company believes that this pronouncement will not have a material impact on the Company's results of operations and financial condition. In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." The Company is currently studying SFAS No. 123, but does not currently plan to adopt the fair value based method of accounting for stock options or similar equity instruments. Accordingly, the adoption of SFAS No. 123 is not expected to have a material impact on the Company's results of operations or financial condition.


INTERIM FINANCIAL STATEMENTS

The interim financial statements as of and for the three months ended December 31, 1996 and for the three months ended December 31, 1995 are unaudited. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of such periods. The results of operations for the three months ended December 31, 1996 are not necessarily indicative of the results to be expected for the year ending September 30, 1997.


NOTE 3 - INVENTORIES

Inventories as of September 30 and December 31 are summarized as follows:


                             September 30, 1995       September 30, 1995         December 31, 1996
                                                                                    (Unaudited)

Raw Materials                     $   84,675              $   36,345                $   10,570

Finished Goods                       788,510               1,139,655                 1,433,545

Supplies                              20,850                  30,000                    25,000
                                  ----------              ----------                ----------

                                  $  894,035              $1,206,000                $1,469,115
                                  ==========              ==========                ==========


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of September 30 and December 31:

                 September 30,      September 30,      December 31,    Estimated
                 1995               1996               1996            useful
                                                       (unaudited)     lives
                                                                       Years

Leasehold
improvements       $ 21,312           $  37,718        $  41,031          3

Machinery and
equipment           148,811             153,311           93,699         4-5

Furniture and
fixtures             48,867              90,020           90,783         3-5

Computer
equipment and
software             30,000              82,483          160,943          5
                     ------              ------          -------
                    248,990             363,532          386,456

Less: Accumulated
 depreciation
 and amort-
 ization             30,480             106,002          134,502
                     ------             -------          -------

                   $218,510            $257,530         $251,954
                   ========            ========         ========

NOTE 5 - NOTES PAYABLE

In September 1996, the Company entered into a two year revolving loan and security agreement (the "Agreement") with a financial institution. Availability under the Agreement, is limited by a collateral formula calculated as the lesser of $3,000,000 or 85% of qualified accounts receivable. The lender also agreed to advance additional funds to the Company between October 1, 1996 and April 30, 1997 based on a collateral formula calculated as the lesser of $750,000 or 50% of eligible Finished Goods Inventory. Interest accrues at a variable rate equal to 1 1/2% in excess of the bank's prime lending rate (8 1/4% as of September 30, 1996). Outstanding borrowings are collateralized by substantially all the assets of the Company. Under the terms of the Agreement, the Company is also required to meet various financial covenants, as defined.

The average amount outstanding under the Agreement during the year ended September 30, 1996 was approximately $1,212,000 at a weighted average interest rate of 9 3/4%.

The fair value of the debt approximates the recorded value based on the borrowing rates currently available for loans with similar terms and maturities.

In order for the Company to sustain its current growth patterns, it will require additional funding in 1997, including the replacement of its banking credit facility to be more consistent with the capital needs during its initial period of growth. Management has initiated discussions for additional growth capital to coincide with its current needs. On February 24, 1997, the lender notified the Company that it intends to terminate the credit arrangement effective April 30, 1997. Prior to such notification the Company had initiated discussions to replace the existing lender. Management continues such discussions as part of the pursuit of additional growth capital to coincide with its current needs. In the event that additional capital is not acquired, revenues and operating results will be adversely affected.

Additionally, the Company has outstanding borrowings under an equipment note payable aggregating $15,744 as of September 30, 1996. Annual maturities of the equipment note are $5,127 - September 30, 1997, $5,127 - September 30, 1998 and $5,490 - September 30, 1999.


NOTE 6 - NOTES PAYABLE - STOCKHOLDERS

The Company has currently outstanding $190,000 in notes in favor of an officer and director and a former officer. The funds were advanced at varying times during the developmental stages of the Company to satisfy working capital needs. The notes are subordinate to all creditors of the Company. The notes mature with interest at a rate per annum of 1 1/2% over Prime to be paid April 15, 1997.

NOTE 7 - COMMITMENTS

As of  September  30, 1996 and  December  31,  1996,  the  Company has  purchase
commitments   for  merchandise  of   approximately   $2,425,000  and  1,633,000,
respectively.

In January 1995, the Company entered into a three year operating lease agreement with a three year renewal option for office and warehouse facilities under which the future minimum annual rentals as of September 30, 1996 are as follows:

         1997                                  $76,000
         1998                                   19,000
                                =======================
                                               $95,000
                                =======================

                             GLENGATE APPAREL, INC.

Rent expense was $70,408 and $54,969 for the years ended September 30, 1996 and 1995, respectively.


NOTE 8 - INCOME TAXES

The Company adopted the Provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109") effective November 8, 1993 (inception). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

At September 30, 1996, the Company had net operating loss carryforwards of approximately $3,089,000, which expire through 2011, and temporary differences related primarily to inventory costs capitalized for tax purposes totalling approximately $235,000. The deferred tax asset related to the net operating loss carryforwards and temporary differences amounted to approximately $1,330,000 and is fully offset by a valuation allowance of the same amount.


NOTE 9 - STOCKHOLDERS' EQUITY

a)   Redeemable Common Stock Warrants

     As part of the Company's initial public offering completed on August 15, 1994, 493,740 redeemable common stock purchase warrants were issued. The warrants were originally exercisable at $1.20 per share through August 17, 1995 and, thereafter, at $1.40 per share through August 17, 1996. In July 1995, the Company called for the redemption of all warrants outstanding as of August 28, 1995 at $.05 each and extended the exercise price of $1.20 through that date. Through August 28, 1995, 473,200 warrants were exercised and 4,700 warrants were redeemed. The remaining 15,840 warrants not redeemed as of September 30, 1995 were canceled on August 17, 1996.

b)   Common Stock Options

     In December 1994 the Company's Board of Directors approved the adoption of the 1994 Stock Option Plan ("the "Plan) to provide incentives for selected persons to promote the financial success and progress of the Company. The Plan provides for the Compensation Committee or such other committee that the Board may appoint to administer the Plan. The Plan provides for the reservation of 2,500,000 shares of common stock for issuance upon the exercise of granted options.

                             GLENGATE APPAREL, INC.

     The following is a summary of the common stock options granted, canceled or exercised for the period October 1, 1994 through September 30, 1996. No common stock options were granted, cancelled or exercised for the period October 1, 1996 through December 31, 1996.

                                                       Shares                Exercise price
                                                                             er share

                                                -------------------------   ----------------
        Outstanding - September 30, 1994                     -
        Granted                                      2,222,500              $1.00 to $3.00
        Canceled                                      (140,000)             $1.00
        Exercised                                     (148,500)             $1.00
                                                -------------------------
        Outstanding - September 30, 1995             1,934,000              $1.00 to $3.00
        Granted                                        476,000              $1.25 to $1.625
        Canceled                                      (119,668)             $1.00 to $2.50
        Exercised                                     (554,332)             $1.00 to $1.25
                                                -------------------------
        Outstanding - September 30, 1996             1,736,000              $1.00 to $2.50
        and December 31, 1996
                                                =========================


       As of September 30, 1996 and December 31, 1996, 1,021,850 outstanding stock options were exercisable at $1.00, 218,834 at $1.25 and 154,000 at prices between $1.125 and $2.50. In fiscal 1997, 211,650 outstanding stock options become exercisable at $1.00 and 70,334 become exercisable at prices between $1.25 and $2.00. In fiscal 1998, 59,332 outstanding stock options become exercisable at prices between $1.25 and $1.50. The options expire at various dates through fiscal 2005 and all were granted at or above quoted market value.

c)     Stockholders Agreement

       In April 1995, the Company and the founding stockholders (the "Stockholders") negotiated a stockholders' agreement which requires the Company to purchase the shares held by a Stockholder upon the death of that Stockholder, at estimated fair market value (as defined in the new stockholders' agreement), but limited to the extent of any insurance proceeds payable to the Company as a result of the Stockholder's death.

d)     Private Placements of Common Stock

       In June 1995, the Company commenced proceedings for the private placement of up to 750,000 shares of common stock at $2.00 per share through August 10, 1995. In July 1995, the Company received $288,400 for 144,200 shares pursuant to that private placement.

       In June 1996, the Company completed the private placement of 25,000 shares of common stock in exchange for the provision of a $500,000 letter of credit in favor of the Company's lender, which letter of credit served as additional collateral for the Company's then existing credit facility.

       In September 1996, the Company completed the private placement of 1,250,000 shares of common stock for gross proceeds of $1,250,000. In connection with this private placement, the Company granted warrants to purchase an additional 85,000 shares at $1.00 exercisable through September 30, 1997.

                             GLENGATE APPAREL, INC.

NOTE 10 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition to mitigate its credit risk.

NOTE 11 - SUBSEQUENT EVENTS (unaudited)

In January 1997 two of the Company's directors who are also stockholders loaned the Company a total of $250,000 to satisfy its working capital needs. The notes are not subordinated to the creditors of the Company and are due on demand with interest at a rate of 12% per annum payable monthly. The Company may be unable to rely on its directors, officers and principal stockholders for additional loans in the future.

In February 1997 one of the Company's stockholders notified the Company that it desired to exercise its registration rights with respect to its shares of common stock.




     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                         ------------

                       TABLE OF CONTENTS

                                 Page

Prospectus Summary................2
Risk factors......................2
Use of Proceeds...................7
Dividend Policy...................7
Market for the Company's
  Securities......................7
Selected Financial Data...........7
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......8
Business.........................11
Management.......................14
Voting Security Ownership of
   Certain Beneficial Owners and
   Management....................16
Certain Transactions.............17
Description of Securities........17
Selling Shareholder..............18
Plan of Distribution.............18
Legal Matters....................18
Experts..........................18
Available Information............18
Index to Financial Statements
   and Schedules................F-1
                          -----------

     Until ________ , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus.


                                1,250,000 Shares




                             GLENGATE APPAREL, INC.






                                  Common Stock
                                 $.001 Par Value



                                   PROSPECTUS





                              _______________, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

       Except as hereafter set forth, there are no statutes, charter provisions, by-laws, contracts, or other arrangements under which any controlling person, director, or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     A. The following are pertinent sections of the New Jersey Corporation Law dealing with indemnification of officers and directors:

     ss.14A:3-5. Indemnification of directors, officers and employees. (1) As used in this section, (a) "corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

          (b) "other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

          (c) "expenses" means reasonable costs, disbursements and counsel fees;

          (d) "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (e) "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

          (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

       (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

          (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

          (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

       The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

       (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

       (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) or subsection 14A:3-5(3) or in defense of any claim, issue or matter therein.

       (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or by-laws, such determination shall be made

          (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

          (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

         (c) by the shareholders if the certificate of incorporation or by-laws or a resolution of the board of directors or of the shareholders so directs.

       (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

       (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6); a corporate agent may apply to a court for an award of indemnification by the corporation, and such court
             (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and
             (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

       (b) Application for such indemnification may be made
             (i)in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or
             (ii) to the Superior Court in a separate proceeding.  If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.


       The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

       (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgement or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

       (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

       (10) The powers granted by this section may be exercised by the corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers.

       (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

       (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

       B. Paragraph 13 of the Company's Certificate of Incorporation states: "A director or an officer of the corporation shall not be personally liable to the corporation or to its shareholders for damages for breach of any duty owed to the corporation or to its shareholders, except that this provision shall not relieve a director or an officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit."

Item 25.  Other Expenses of Issuance and Distribution

SEC registration fee....................................................$   355
Legal fees and expenses.................................................$50,000*
Accounting fees and expenses........................................... $10,000*
Blue sky  fees and expenses..............................................$5,000*
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .1,645*

              Total.....................................................$77,000*
------------
*Estimated
The Selling Shareholder will pay all expenses of issuance and distribution.

Item 26.  Recent Sales of Unregistered Securities

              In June 1995, the Company commenced proceedings for the private placement pursuant to Section 4(2) of the Securities Act of up to 750,000 shares of common stock at $2.00 per share through August 10, 1995. In July 1995, the Company received $288,400 for 144,200 shares pursuant to that private placement.

              In June 1996, the Company completed the private placement of 25,000 shares of Common Stock in exchange for the provision of a $500,000 letter of credit in favor of the Company's lender, which letter of credit served as additional collateral for the Company's then-existing credit facility.

              In September 1996, the Company completed a private placement with The Koffman Group, Inc. of 1,250,000 shares of Common Stock. Total gross proceeds from this private placement was $1,250,000. In connection with the private placement, the Company granted warrants to The Koffman Group, Inc. to purchase an additional 85,000 shares at $1.00 per share, such warrants to be exercisable until September 1997. The 1,250,000 shares are the shares to be sold by the Selling Shareholder hereunder. Pursuant to a contract dated August 26, 1996 between the Company and The Koffman Group, Inc., The Koffman Group, Inc. also received a fee of $30,000 in connection with the investment by The Koffman Group, Inc. of $1,250,000. Jeffrey P. Koffman and Martin D. Koffman are principals of The Koffman Group, Inc. and directors of the Company.

================================================================================
Item 27.  Exhibits and Financial Statement Schedules
================================================================================

3.1(1)                  Certificate of Incorporation of the Company
3.2(1)                  Certificate of Amendment to the Certificate of
                          Incorporation
3.3(2)                  Amended By-Laws of the Company
4.1(1)                  Specimen certificate for common stock, $.001 par value
4.2(2)                  Form of warrant to purchase common stock issuable to The
                          Koffman Group, Inc.
4.3(1)                  Form of Subordinated Note in favor of George Gatesy
4.4(1)                  Form of Subordinated Note in favor of Richard Martinelli
5                       Opinion of Graham, Curtin & Sheridan, A Professional
                          Association
10.1(2)                 Restricted stockholders agreement
10.2(2)                 Financing and Security Agreement
10.3(2)                 Lease dated October 4, 1996
10.4                    Trademark License Agreement dated February 14, 1997
10.11(1)                GlenGate Apparel, Inc. 1994 Stock Option Plan
23.1                    Consent of BDO Seidman, LLP
23.2                    Consent of Graham, Curtin & Sheridan, A Professional
                          Association
                             (included on Exhibit 5)
24(3)                   Power of Attorney
----------------------------

(1)            Incorporated herein by reference to the identically numbered
               Exhibit in the Company's Registration Statement on
               Form SB-2, Registration No. 33-7280-NY

(2)            Incorporated herein by reference to the identically numbered
               Exhibit in the Company's Annual Report for the Fiscal Year Ended September 30, 1996 on Form 10-KSB

(3)            Contained on the signature page of this Registration Statement.

Item 28. Undertakings

          The undersigned registrant's hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)   To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in this registration statement; and

                     (iii) To include any additional or changed material
                           information with respect to the plan of distribution.
               (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions of the Certificate of Incorporation or, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                                            F-6
                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Mountainside, New Jersey on this 12th day of March, 1997.

                                                        GLENGATE APPAREL, INC.


                                     By:        /s/ George J. Gatesy
                                                --------------------
                                             George J. Gatesy, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each officer and director of GlenGate Apparel, Inc. (the "Company") whose signature appears below constitutes and appoints George J. Gatesy and Peter Culbertson, and each of them, his true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, to act, without the other, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                       Title                                Date

/s/ George J. Gatesy     President and Chairman of the Board      March 12, 1997
----------------------     (Principal Executive Officer)
    George J. Gatesy



/s/ Peter Culbertson     Chief Operating Officer, Chief Financial March 12, 1997
----------------------      Officer, Treasurer and Secretary
    Peter Culbertson



/s/ Peter J. Kostis                 Director                      March 12, 1997
----------------------
    Peter J. Kostis



/s/ Robert J. Munch                 Director                      March 12, 1997
----------------------
    Robert J. Munch



/s/ Martin D. Koffman               Director                      March 12, 1997
----------------------
    Martin D. Koffman


/s/ Jeffrey P. Koffman              Director                      March 12, 1997
-----------------------
    Jeffrey P. Koffman